Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports YTD Net Income of $9.1 million, or $1.09 Per Share

Leasing Utilization Reaches 31 Month High of 88%

NOVATO, CA — November 7, 2013 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported net income attributable to common shareholders was $9.1 million, or $1.09 per diluted share, for the first nine months of 2013, compared to a loss of $3.0 million, or $0.34 per diluted share, in the first nine months of 2012. A significant improvement in portfolio utilization in the current quarter was overshadowed by asset write-downs and engine repair expenses. In the current quarter, a loss of $2.2 million, or $0.27 per diluted share, was recorded compared to a loss of $8.0 million, or $0.90 per diluted share, in the third quarter a year ago. A year ago, the same quarter’s results were impacted by a $15.4 million charge for extinguishment of debt and derivatives termination related to the successful closing of the WEST II ABS financing.

“We achieved substantial improvement in our portfolio utilization this quarter,” said Charles F. Willis, Chairman and CEO. “During September our portfolio utilization reached 88%, which represents a major improvement over the preceding quarter end level of 83%, and is the highest utilization percentage recorded for any month since February 2011. Furthermore, we believe the recent increase in our stock price since June, reflects the market’s recognition of our long-range strategic plan and our growing book value per share. Shareholder value was enhanced by 328,968 of common share repurchases in the current quarter, which was completed at a 39% discount to book value.”

“Leasing activity in September was robust, with a significant number of new leases signed, lifting our utilization to 88%, a level we haven’t seen for nearly three years,” said Donald A. Nunemaker, President. “One of the factors contributing to the improvement in utilization is that the market for V2500-A5 engines, which powers the A320 aircraft type, appears to be coming back to normal in terms of supply and demand.  We had eight of these engines off-lease in early 2012 and have only two of these engines available for lease today.”

“The $2.2 million loss in the current quarter was mainly due to the write-down of certain assets and the expensing of engine repairs,” continued Willis. “The non-cash write-downs totaled $4.3 million, representing 0.4% of our total asset base, consisting of a $2.6 million write-down of parts inventories related to engines we consigned to third parties in the past, and a $1.7 million write-down of two engines we decided to part out. We also expensed $2.2 million in the period for engine repairs completed on two engines in our lease portfolio. We feel the above actions are appropriate to maintain a vibrant and suitably valued portfolio. The foregoing expenses overshadowed an otherwise profitable quarter - excluding these charges, third quarter pre-tax income was $2.9 million.”

“We remain well positioned to benefit from opportunities in the growing aviation leasing industry and are pleased to announce the completion of two significant strategic investments,” added Nunemaker. “In the third quarter, we invested $1.0 million to purchase the remaining 50% interest in our WOLF joint venture, with the purchase price representing a $12.7 million discount from the JV partner’s equity interest. We have decided to lease these engines, as we expect our total return will be greater than if we immediately sold them.”

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WLFC Reports 3Q13 results

November 7, 2013

“In addition to the WOLF asset acquisition, we recently announced the launch of Willis Aeronautical Services, Inc. (“WASI”), a new, wholly-owned subsidiary which will provide ‘end-of-life’ solutions for aviation materials and services related to aircraft engines,” added Willis. “In conjunction with the formation of this new subsidiary, we also acquired most of the assets and hired the team of professionals from JT-Power, LLC, a leader in supplying aftermarket material and services to the aviation industry. We see this as an opportunity to better manage the full lifecycle of our assets, enhance the returns on our engine portfolio and create incremental value for our shareholders.”

Additional Third Quarter and Year-to-Date 2013 Highlights (at or for the three-month periods ended September 30, 2013, compared to September 30, 2012 and June 30, 2013):

•                  Tangible book value per common share increased 7.6% to $24.31 compared to $22.59 a year ago.

•                  Lease portfolio increased 4.0% to $1.02 billion from $0.98 billion a year ago.

•                  Lease rent revenues increased 12.0% to $25.8 million compared to $23.0 million a year ago.

•                  Average utilization for the third quarter was 84%, compared to 82% in the third quarter a year ago and 83% in the second quarter of 2013.  Excluding the engines acquired in the WOLF transaction just prior to quarter end, utilization increased to 88% at September 30, 2013. Including the WOLF engines, the quarter-end utilization rate stood at 85%.

•                  A $1.9 million profit was realized in the quarter from the sale of aircraft and engines to Hawaii Island Air.

•                  Interest expense increased 31.6% to $9.9 million compared to $7.5 million a year ago, reflecting higher debt levels due to the growth in the lease portfolio and higher average financing costs. The higher interest costs (pre-tax) were partially offset by the elimination of the quarterly $0.8 million preferred dividend (after-tax).

•                  Joint venture year to date earnings of $3.2 million were partially reduced by third quarter expenses related to the lease return of the two WOLF aircraft, contributing to a $0.3 million loss from joint ventures in the current quarter. These expenses were more than offset by the recording of maintenance reserve revenues for the aircraft leases when they were terminated in the second quarter.

•                  Liquidity available from the revolving credit facility was $138.0 million at quarter end compared to $111.0 million in the second quarter of 2013 and $159.0 million a year ago.

Balance Sheet

At September 30, 2013, Willis Lease had 194 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.02 billion, compared to 187 commercial aircraft engines, 4 aircraft parts packages and 10 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $976.6 million, a year ago.  The Company’s funded debt-to-equity is 3.60 to 1 at quarter end, compared to 3.50 to 1 at June 30, 2013 and 2.84 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines and aircraft.

WLFC Reports 3Q13 results

November 7, 2013

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WLFC Reports 3Q13 results

November 7, 2013

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2013	2012	Change	2013	2012	Change
REVENUE
Lease rent revenue	$25,779	$23,022	12.0%	$75,016	$70,917	5.8%
Maintenance reserve revenue	8,891	10,653	(16.5)%	29,908	28,668	4.3%
Gain on sale of leased equipment	2,022	561	260.4%	3,556	4,557	(22.0)%
Other revenue	1,260	3,270	(61.5)%	2,729	4,256	(35.9)%
Total revenue	37,952	37,506	1.2%	111,209	108,398	2.6%

EXPENSES
Depreciation expense	15,762	13,885	13.5%	43,563	38,881	12.0%
Write-down of equipment	4,283	2,474	73.1%	6,268	2,756	127.4%
General and administrative	6,792	7,298	(6.9)%	24,265	25,339	(4.2)%
Technical expense	4,533	1,961	131.2%	10,423	4,715	121.1%
Net finance costs:
Interest expense	9,905	7,529	31.6%	28,984	22,595	28.3%
Interest income	—	(21)	(100.0)%	—	(81)	(100.0)%
Net loss on debt extinguishment and derivatives termination	—	15,412	(100.0)%	—	15,412	(100.0)%
Total net finance costs	9,905	22,920	(56.8)%	28,984	37,926	(23.6)%
Total expenses	41,275	48,538	(15.0)%	113,503	109,617	3.5%

Loss from operations	(3,323)	(11,032)	69.9%	(2,294)	(1,219)	(88.2)%

Earnings (loss) from joint ventures	(289)	352	n/a	3,186	948	236.1%

Income (loss) before income taxes	(3,612)	(10,680)	66.2%	892	(271)	n/a
Income tax benefit (expense)	1,383	3,486	60.3%	8,181	(405)	n/a
Net income (loss)	$(2,229)	$(7,194)	69.0%	$9,073	$(676)	n/a

Preferred stock dividends	—	782	(100.0)%	—	2,346	(100.0)%
Net income (loss) attributable to common shareholders	$(2,229)	$(7,976)	72.1%	$9,073	$(3,022)	n/a

Basic earnings (loss) per common share	$(0.27)	$(0.92)		$1.12	$(0.35)

Diluted earnings (loss) per common share	$(0.27)	$(0.90)		$1.09	$(0.34)

Average common shares outstanding	8,126	8,667		8,091	8,553
Diluted average common shares outstanding	8,329	8,889		8,332	8,846

WLFC Reports 3Q13 results

November 7, 2013

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Sept 30, 2013	Dec 31, 2012	Sept 30, 2012
ASSETS
Cash and cash equivalents	$4,028	$5,379	$17,179
Restricted cash	38,003	24,591	54,225
Equipment held for operating lease, less accumulated depreciation	1,015,588	961,459	976,639
Equipment held for sale	31,506	23,607	8,117
Operating lease related receivable, net of allowances	5,082	12,916	8,877
Investments	18,072	21,831	19,540
Property, equipment & furnishings, less accumulated depreciation	4,994	5,989	6,502
Equipment purchase deposits	1,369	1,369	1,369
Other assets	20,779	21,574	18,225
Total assets	$1,139,421	$1,078,715	$1,110,673

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,877	$15,374	$12,878
Liabilities under derivative instruments	301	1,690	2,115
Deferred income taxes	82,608	90,248	88,777
Notes payable	744,300	696,988	690,041
Maintenance reserves	76,579	63,313	63,097
Security deposits	12,535	6,956	7,093
Unearned lease revenue	3,740	4,593	4,102
Total liabilities	932,940	879,162	868,103

Shareholders’ equity:
Preferred stock	$—	$—	$31,915
Common stock ($0.01 par value)	85	87	93
Paid-in capital in excess of par	44,950	47,785	58,245
Retained earnings	161,984	152,911	153,682
Accumulated other comprehensive loss, net of tax	(538)	(1,230)	(1,365)
Total shareholders’ equity	206,481	199,553	242,570

Total liabilities and shareholders’ equity	$1,139,421	$1,078,715	$1,110,673

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Note:  Transmitted on GlobeNewswire on November 7, 2013, at 1:15 p.m. PST.